Exhibit 99.3 to Amendment No. 1
to Form S-1 Registration Statement
Hanover Gold Company, Inc.


                         INDEPENDENT AUDITOR'S REPORT


Board of Directors

Group S Limited

Roslyn, New York


We have audited the accompanying balance sheet of Group S Limited as of December 31, 1995 and December 31, 1994, and the related statements of income
(loss) and accumulated deficit and cash flows for the years then ended, and for the period September 9, 1991 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Group S Limited as of December 31, 1995 and 1994 and the results of its operations and cash flow for each of the years then ended, and September 9, 1991 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 10, the Company has been in the development stage since September 9, 1991.


                                        Grossman, Tuchman & Shah LLP


May 16, 1996
New York, New York